Exhibit 10.5

EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement"), dated as of May 20, 2016 and effective as set forth in Section 1.04 herein  (the "Effective Date") is entered into by and among United Casualty & Surety Insurance Company, a Massachusetts corporation (the "Company") and Todd S. Carrigan ("Executive").

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and the mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the Company and the Executive agree as follows:

ARTICLE I
EMPLOYMENT, POSITION, DUTIES, AUTHORITY AND TERM

1.01 Employment.  The Company agrees to, and does hereby, continue to employ Executive, and Executive agrees to, and does hereby accept such continued employment, upon the terms and subject to the conditions set forth in this Agreement.

1.02 Position, Duties and Authority.  During the Term, Executive shall serve as President of the Company and shall report directly to the Board of Directors of the Company, and shall have such customary responsibilities, duties, power and authority, consistent with Executive's position as President of the Company as shall be determined from time to time by the Board of Directors.  Executive shall serve the Company faithfully and to the best of Executive's ability, and shall devote Executive's full business time, attention, skill and efforts to the business and affairs of the Company.  Notwithstanding the foregoing and subject to that certain Agreement Regarding Assignment of Inventions, Confidentiality, Non-Competition and Non-Solicitation by and between Executive and the Company and attached hereto as Exhibit A (the "Employee NDA"), Executive may engage in other personal, charitable, and similar types of activities to the extent that such activities do not materially inhibit or prohibit the performance of Executive's duties hereunder or materially inhibit or conflict with the business of the Company.   For the avoidance of doubt, Executive may not serve on the Board of Directors of any other company or business without the express prior written consent of the Board of Directors.

1.03 Restrictions on Authority.  Notwithstanding the foregoing and Executive's position as President of the Company, Executive shall not execute any agreement or document, or make any commitment or take any action that in any way binds the Company or any subsidiary or affiliate of the Company to any surety bond risk or related liability, whether contingent or absolute and in any capacity, other than in the usual course of business in accordance with such underwriting and other standards as established and approved by the Board of Directors and within the terms the Company's reinsurance treaty then in effect without the prior written consent of the Board of Directors.

1.04 Term of Employment.  Subject to earlier termination pursuant to Article III, Executive's employment pursuant to this Agreement shall commence as of the Closing Date as defined in Section 2.01 of that certain Stock Purchase Agreement dated May 19, 2016 by and among General Indemnity Group, LLC and the stockholders of the Company as of such date (the "Effective Date") and shall continue until the date that is sixty (60) months from the Effective Date (the "Initial Term"), and shall automatically renew for successive one (1)-year terms thereafter (each, a "Renewal Term," and together with the Initial Term, the "Term") unless either party hereto delivers written notice of termination to the other party at least sixty (60) days prior to the end of the Initial Term or any Renewal Term, as the case may be.  If Executive's employment with the Company terminates during the Initial Term or a Renewal Term, this Agreement shall remain in effect subject to the terms and conditions of this Agreement, including the provisions of Section 3 herein, until all of the obligations of the parties hereunder are satisfied or have expired.

ARTICLE II
COMPENSATION, BENEFITS AND EXPENSES

2.01 Compensation and Benefits.  For all services rendered by Executive in any capacity during the Term, including, without limitation, services as an officer, director or member of any committee of the Company, or any subsidiary or affiliate, Executive shall be compensated by the Company as follows (subject, in each case, to the provisions of Article III below):

(A) Base Salary.   Executive will receive a base salary at the rate of $25,000.00 per calendar month ($300,000.00 per annum), payable in accordance with the Company's payroll payment policy as in effect from time to time (the "Annual Base Salary").

(B) Annual Bonus.  During the Term, Executive shall be eligible to receive an annual cash incentive bonus, in an amount equal to the amount as calculated in Exhibit B (the "Annual Bonus Plan"), as determined by General Indemnity Group, LLC, the Company's sole stockholder (the "Sole Stockholder") in its sole discretion (the "Annual Bonus"). The Annual Bonus shall be payable with respect to each calendar year in accordance with the Company's existing bonus payment policy, and shall be pro-rated for the partial year in the Initial Term.  To be eligible for an Annual Bonus in respect of any calendar year, Executive must be employed with the Company through the end of such calendar year.  The Annual Bonus Plan is subject to review and modification by the Sole Stockholder in its sole discretion.

(C) General Benefits.  During the Term, Executive, and to the extent permitted thereby, Executive's spouse and dependents, shall be entitled to participate in all of the Company's employee benefit plans and programs (including without limitation, any medical, dental, disability and group life insurance, but excluding any severance or equity incentive plans, if any) as the Company generally maintains from time to time during the Term for the benefit of its employees, in each case subject to the eligibility requirements and other terms and provisions of such plans or programs.  The Company shall have no obligation to maintain any employee benefit plans or programs other than a 401K plan or a substantially similar 401K plan to the extent then legally available, as well as medical and dental insurance plans.  Except for the 401K Plan, medical and dental insurance plans, the Company may amend, modify or rescind any employee benefit plan or program and change employee contribution amounts to benefit costs without notice in its sole discretion.   Executive will be eligible to participate in the Company employee benefit plans, policies and arrangements that are generally applicable to other executive officers of the Company, as such plans, policies and arrangements may exist from time to time and on terms at least as favorable as provided to any other executive officer of the Company.

(D) Vacation, Sick and Personal Days.  During the Term, Executive shall be entitled to accrue fifteen (15) days of paid vacation per calendar year.  Notwithstanding anything set forth herein to the contrary, Executive may not accrue more than fifteen (15) days of vacation at any given time. Should Executive reach his maximum vacation accrual, he shall not accrue any additional vacation time until such time as he has exhausted an equal amount of his accrued vacation time such that his maximum vacation accrual does not exceed fifteen (15) days at any given time. During the Term, Executive shall be entitled to paid sick and personal days in accordance with the Company's policies with respect to such sick and personal days in effect from time to time.

2.02 Expenses.  The Company shall reimburse Executive for all reasonable out-of-pocket expenses Executive incurred during the Term in connection with the performance of Executive's duties under this Agreement, according to the Company's expense and reimbursement policies in effect from time to time.

2.03 Withholding and Deduction.  All payments to Executive pursuant to this Agreement are subject to applicable withholding and deduction requirements.

2.04 Specific Benefits.  Notwithstanding anything contained in this Agreement to the contrary, the Company will have the obligation to, and the Executive shall be entitled, as the case may be:

(A) to reimbursement for all premiums due or to become due within thirty (30) days of Executive's presentment of reasonable evidence of payment for any personal life insurance on the life of the Executive in effect at the commencement of the Term in accordance with the insurance policy information setting forth the amount of such coverage and the annual premium as previously provided by Executive to the Company.

(B) from the Effective Date and through the first full calendar year immediately following such date, maintain and pay applicable premiums due or to become due on the Company's present Blue Cross Blue Shield of Massachusetts medical plan and Delta Dental Plan dental plan.  The Company shall at all times thereafter and at its expense provide medical and dental insurance to the Executive with terms and benefits equal to or exceeding the benefits existing under the Company's medical and dental insurance plans in effect on the Effective Date.  The Company agrees that the Company President shall determine whether the terms and benefits of any new or replacement medical and dental insurance plans provide terms and benefits that are equal to or exceed the terms and benefits existing under the Company's medical and dental insurance plans in effect on the Effective Date.

(C) to maintain a 401K Plan for the benefit of all full time employees of the Company and to provide to the Executive a matching arrangement for employer contributions similar to arrangements for other employees.

ARTICLE III
TERMINATION

3.01 Events of Termination.  This Agreement and Executive's employment hereunder shall terminate upon the occurrence of any one or more of the following events:
(A) Death. Notwithstanding anything in this Agreement to the contrary, if Executive's employment terminates on account of death, Executive shall be entitled to receive death benefits under any life insurance program maintained for employees generally. Executive's employment hereunder shall automatically terminate effective as of the date and time of death.
(B) Disability. Notwithstanding anything in this Agreement to the contrary, if Executive's employment terminates on account of Disability, Executive shall be entitled to receive disability benefits under any disability group benefits program maintained by the Company that covers Executive. The Executive shall be entitled to the following benefits provided that Executive executes and does not revoke the Release:
(i) For a period of up to eighteen (18) months following Executive's Termination Date, Executive and where applicable, Executive's spouse and eligible dependents, will continue to be eligible to receive medical coverage under the Company's medical plans in accordance with the terms of the applicable plan documents; provided, that in order to receive such continued coverage at such rates, Executive will be required to pay the applicable premiums to the plan provider, and the Company will reimburse the Executive, within 60 days following the date such monthly premium payment is due, an amount equal to the monthly COBRA premium payment, less applicable tax withholdings. Notwithstanding the foregoing, if Executive obtains full-time employment during this eighteen (18) month period that entitles him and his spouse and eligible dependents to comprehensive medical coverage, Executive must notify the Company and no further reimbursements will be paid by the Company to the Executive pursuant to this subsection. In addition, if Executive does not pay the applicable monthly COBRA premium for a particular month at any time during the eighteen (18) month period and coverage is lost as a result, no further reimbursements will be paid by the Company to the Executive pursuant to this subsection. Notwithstanding the above, if the Company determines in its sole discretion that it cannot provide the foregoing COBRA benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to Executive a taxable lump-sum payment in an amount equal to the monthly (or then remaining) COBRA premium that Executive would be required to pay to continue his group health coverage in effect on the Termination Date (which amount shall be based on the premium for the first month of COBRA coverage).

(C) Termination on Account of Voluntary Resignation Without Good Reason. Notwithstanding anything in this Agreement to the contrary, if Executive's employment terminates on account of a resignation by Executive for no reason or any reason other than on account of Good Reason the Executive shall only receive any benefits set forth in Article 3.01 B)(i), provided, however, that in such case the Company shall not be required to reimburse the Executive for monthly premium payment.
(D) Termination by the Company for Cause. The Company may, at its option, terminate this Agreement and Executive's employment hereunder for Cause (as defined herein) upon giving notice of termination to Executive (following the expiration of the applicable cure period, if any) which notice specifies that the Company deems such termination to be for "Cause" hereunder and specifies in reasonable detail the grounds for such "Cause."  Executive's employment shall terminate on the date on which such notice shall be given. Upon any termination for Cause, the Company's obligations to Executive shall be to pay to Executive any accrued but unpaid Annual Base Salary and to provide the benefits set forth in Article 3.01 B)(i), provided, however, that in such case the Company shall not be required to reimburse the Executive for monthly premium payment.
For purposes hereof, "Cause" shall mean :

(i) Executive's indictment for, guilty or nolo contendere plea to, or confession of guilt of, a felony involving moral turpitude;

(ii) Executive's willful breach of this Agreement or the Employee NDA (including, without limitation, any breach of Section 1.03 hereof);

 (iii) Executive's material, knowing and intentional failure to comply with applicable laws with respect to the execution of the Company's business operations;

(iv) Executive's failure to perform his assigned duties for the Company or willful and continued breach of the Company's written policies which causes loss, damage or injury to the property or reputation of the Company and failure to remedy such nonperformance or breach within ten (10) days following written notice from the Board of Directors of the Company to Executive notifying him of such failure or breach;

(v) Executive's theft, fraud, embezzlement, dishonesty, criminal or other conduct which is or is likely to be injurious to the business or reputation of the Company or any subsidiary or affiliate of the Company; or,

 (vi) Executive's breach of Section 11.1 of the Stock Purchase Agreement dated May 19, 2016 by and between the Company and certain individual stockholders of the Company as of such date (the "Stock Purchase Agreement").

(E) Without Cause by the Company.  In the event Executive's employment is terminated on account of:
(i)    an involuntary termination by the Company for any reason other than Cause, death or Disability,
(ii) Executive's resignation for Good Reason; or,
(iii) in the case of a Change in Control, the Executive voluntarily terminates employment with the Company on account of a resignation for Good Reason, in either case that occurs (x) at the same time as, or within the twelve (12) month period following, the consummation of a Change in Control or (y) within the sixty (60) day period prior to the date of a Change in Control where the Change in Control was under consideration at the time of Executive's Termination Date, then the Executive shall be entitled to and the Company shall be obligated to pay Executive the Severance Payments provided in Section 3.01 (H) and the benefits provided in Section 3.01 B)(i).
(F) Mutual Agreement.  This Agreement and Executive's employment hereunder may be terminated at any time by the mutual agreement of the Company and Executive.
(G) Expiration of Term.  This Agreement and Executive's employment hereunder shall automatically terminate upon the expiration of the Term.
(H) Severance Payments.   For the purposes hereof, "Severance Payments" means an amount equal to the sum of the Annual Base Salary that would accrue following the Executive's Termination Date for the remainder of the Initial Term or any Renewal Term then in effect, paid in accordance with the Company's standard payroll policies in effect on the Effective Date. For purposes of this section, Annual Base Salary will mean the Executive's Annual Base Salary immediately prior to Executive's Termination Date, unless there has been any reduction of Executive's Base Salary described in the first clause of subsection (i) in the definition of Good Reason in which event Base Salary shall mean the Executive's Base Salary in effect immediately prior to the action which constitutes a basis for Termination for Good Reason. Any such payments under this Section 3.01(H) shall be subject to tax and elective withholding and deductions; provided, that solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), each installment payment shall be considered a separate payment.  For the avoidance of doubt, any Severance Payments will be paid ratably over the remainder of the Initial Term or any Renewal Term, as applicable, in accordance with the Company's standard payroll policies then in effect (but in any event no less than on a monthly basis).
(I) Vested Benefits.  In addition to the payments and benefits set forth in this Section 3.01, amounts which are vested benefits and which Executive is otherwise entitled to receive under any plan, program, policy or practice (with the exception of those relating to any severance or equity incentive plan) without any further contingency on the date of termination, shall be payable in accordance with such plan, policy, practice or agreement.

 3.02 Executive's Obligations Upon Termination. Upon any termination, Executive agrees that he will be bound by the Employee NDA, (and to the provisions of Section 11.1 of the Stock Purchase Agreement), and that he will inform all third parties, including but not limited to, future employers, consulting or other clients of Executive, of these agreements.  Executive acknowledges that the restrictions contained in the Employee NDA are reasonable and necessary to protect the legitimate business interests of the Company and that any breach or threatened breach by Executive of any provision contained in the Employee NDA will result in immediate irreparable injury to the Company for which a remedy at law would be inadequate.  Executive further acknowledges that any remedy specified by any provision of this Agreement shall, unless expressly providing to the contrary, be a nonexclusive remedy for that provision and shall not preclude any and all other remedies at law or in equity from also being applicable. The remedies available under the NDA are in addition to any remedies available to the Company for any breach by Executive of his obligations under Section 11.1 of the Stock Purchase Agreement.
3.03 Release.  Any payments to be made or benefits to be provided by the Company or any affiliate thereof pursuant to this Article III or any other provision hereof which requires receipt of a release from Executive, shall be subject to the Company's receipt from Executive of an effective general release and agreement not to sue, in a written form satisfactory to the Company substantially in the form as attached hereto as Exhibit C, (the "Release"),  Notwithstanding the due date of any payment hereunder requiring a Release, the Company shall not be obligated to make any such payment until after the expiration of any revocation period applicable to the Release.
3.04 Survival.  Notwithstanding any provision of this Agreement to the contrary, the parties' respective rights and obligations under Article III and Article IV, will survive any termination or expiration of this Agreement or the termination of the Executive's employment for any reason whatsoever.
ARTICLE IV
MISCELLANEOUS

4.01 Benefit of Agreement and Assignment.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement shall inure to the benefit of the Company, any subsidiary of the Company, and each of their respective successors and assigns (including, without limitation, any purchaser of all or substantially all of the assets of either of the foregoing) and shall be binding upon such parties and their respective successors and assigns.

This Agreement shall also inure to the benefit of and be binding upon Executive and Executive's heirs, administrators, executors and assigns.  Executive may not assign or delegate Executive's duties under this Agreement without the prior written consent of the Company.  Nothing in this Agreement shall preclude the Company and/or any subsidiary of the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, or engaging in any other business combination with, any other person or entity which assumes this Agreement and all obligations and undertakings of such party hereunder.  Upon such a consolidation, merger, transfer of assets or other business combination and assumption, the term "Company" as used herein shall be deemed to be modified as necessary to reflect that such other person or entity shall have assumed the benefits and obligations of such party hereunder and this Agreement shall continue in full force and effect unless otherwise terminated pursuant to the terms hereof.

4.02 Notices.  Any notice required shall be in writing and shall be deemed to have been duly given and received: (i) on the date delivered if personally delivered, (ii) upon receipt by the receiving party of any notice sent by registered or certified mail ( return receipt requested) or (iii) on the date targeted for delivery if delivered by nationally recognized overnight courier or similar courier service, in each case addressed to the Company or Executive, as the case may be, at the respective addresses indicated below or such other address as either party may in the future specify in writing to the other in accordance with this Section 4.02 in the case of the Company to United Casualty & Surety Insurance Company, 1250 Hancock Street, Suite 803N, Quincy, Massachusetts 02169, with a copy to Gennari Aronson, LLP, 300 First Avenue, Suite 102, Needham, Massachusetts 02494, Attention Neil Aronson, Esq. and in the case of Executive to Todd S. Carrigan, 96 Sims Road, Wollaston, Massachusetts 02170, with a copy to Alan L. Packer, Esq., Packer and Movitz, P.C., 195 Wellesley Ave., Suite 203, Wellesley Hills, Massachusetts 02481.

4.03 Entire Agreement.  This Agreement, including the schedules and exhibits hereto, together with the Employee NDA, and Section 11.1 of the Stock Purchase Agreement contain the entire agreement of the parties hereto with respect to the terms and conditions of Executive's employment during the Term and activities following termination of this Agreement and supersede any and all prior agreements and understandings, whether written or oral, between the parties with respect to the subject matter of this Agreement and the Employee NDA.  This Agreement may not be changed or modified except by an instrument in writing, signed by the Company and Executive.

4.04 No Waiver.  The waiver by the other party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

4.06 Headings.  The Article and Section headings in this Agreement are for the convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

4.07 Governing Law; Jurisdiction.   This Agreement, the performance of this Agreement and any and all matters arising directly or indirectly herefrom shall be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Massachusetts, without giving effect to the conflict or choice of law provisions and principles thereof.

4.08 Resolution of Disputes.  In the event of any dispute, controversy or claim arising out of relating to this Agreement, or concerning the respective rights or obligations of the parties, the parties agree to try in good faith to settle the dispute, controversy or claim for a period of at least ten (10) days from receiving written notice of the nature of the dispute.  Within ten (10) days after such written notice is received, or by mutual agreement, one or more representatives of each of the parties shall meet at the Company offices to attempt to amicably resolve the dispute.  In the event that any such dispute, controversy or claim is not resolved in such time, the parties agree to submit the matter to arbitration administered by the American Arbitration Association in accordance with its then existing Commercial Arbitration Rules.  The arbitration shall take place before a single arbitrator in Boston, Massachusetts, and in no other place.  The decision of the arbitrator in the matter shall be final and binding upon other parties and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The parties agree that the arbitrator may award (i) compensatory damages and reasonable attorneys' fees and expenses to the prevailing party in such arbitration, but shall have no authority to award punitive, consequential, indirect, incidental or special damages, and (ii) any equitable remedy including specific performance or injunctive relief, that the arbitrator deems appropriate.  Except as required by law, the parties and an arbitrator shall keep the existence, content and results of any arbitration hereunder strictly confidential and shall not disclose such existence, content or results with the prior written consent of all parties involved.  The arbitration provision contained in this Section does not prevent any party from seeking injunctive relief from a court in order to preserve the status quo or from bringing suit in a court to enforce any arbitration award or from bringing appropriate court action to enforce existing non-competition or non-solicitation agreements.  To the extent such remedies are sought, any and all proceedings arising out of this agreement shall be brought in the State or Federal Courts of Massachusetts located in Boston, Massachusetts, and each party hereby submits to and accepts the exclusive jurisdiction of such courts for the purpose of such proceeding.

4.09 Validity; Severability.  In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement and such invalid, illegal and unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

4.10 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

4.11 Independent Advice.   Executive acknowledges and agrees that in connection with the preparation, negotiation and execution of each of this Agreement, the Employee NDA and any other related agreements (the "Employment Arrangements"): (i) that Gennari Aronson, LLP ("GALLP") has served, and continues to serve, as counsel to the Company in connection with the Employment Arrangements, (ii) that GALLP has not, and does not serve as counsel to Executive in connection with the Employment Arrangements, (iii) that GALLP has not counseled or advised Executive in connection with the Employment Arrangements, (iv) that Executive is not relying on any accounting, tax or legal advice of GALLP in connection with the Employment Arrangement, (v) that Executive has been advised to obtain separate and independent accounting, tax and legal advice of Executive's own choosing prior to entering into the Employment Arrangements, and (vi) that GALLP is an intended third party beneficiary of this paragraph.
4.12 Certain Defined Terms.  In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:
(A)  "Change in Control" means:
(i) any person or entity becoming the beneficial owner, directly or indirectly, of securities of the Company representing a majority interest of the total voting power of all its then outstanding voting securities other than to an affiliate of the Company;
(ii) a merger or consolidation of the Company in which its voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation; or
(iii) a sale of substantially all of the assets of the Company.
(B) "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (the "Federal COBRA")  and to the extent that the Company is not subject to the provisions of the Federal COBRA, the provisions of Massachusetts General Laws C. 176J, § 9.
(C) "Disability" means (i) the Executive has been incapacitated by bodily injury, illness or disease so as to be prevented thereby from engaging in the performance of the Executive's duties (provided, however, that the Company acknowledges its obligations to provide reasonable accommodation to the extent required by applicable law); and  (ii) such total incapacity shall have continued for a period of six (6) months over any 24 month period.
(D) "Good Reason" means:
(i) a material diminution in the Executive's Annual Base Salary as of the date of this Agreement or as increased during the course of his employment with the Company, excluding one or more reductions (totaling no more than 20% in the aggregate) generally applicable to all senior executives provided, however, that such exclusion shall not apply if the material diminution in the Executive's base compensation occurs within (A) 60 days prior to the consummation of a Change in Control where such Change in Control was under consideration at the time of Executive's Termination Date or (B) twelve (12) months after the date upon which such a Change in Control occurs;

(ii) a material diminution in the Executive's authority, duties or responsibilities;
(iii) a requirement that that the Executive report to a corporate officer or employee of the Company instead of reporting directly to the Board (or if the Company has a parent corporation, a requirement that the Executive report to any individual or entity other than the Managing Member of the ultimate parent corporation of the Company); or,
(iv) Following the expiration of the Initial Term, a change in the geographic location of the Company's present location of greater than ten (10) miles at which the Executive must perform services; or
(v) any action or inaction that constitutes a material breach by the Company of this Agreement;
provided, however, that for the Executive to be able to terminate his employment with the Company on account of Good Reason he must provide written notice of the occurrence of the event constituting Good Reason and his desire to terminate his employment with the Company on account of such condition entitling him to terminate his employment for Good Reason within sixty (60) days following the initial existence of the condition constituting Good Reason, and the Company must have a period of thirty (30) days following receipt of such notice to cure the condition. If the Company does not cure the event constituting Good Reason within such thirty (30) day period, the Executive's Termination Date shall be the day immediately following the end of such thirty (30) day period, unless the Company provides for an earlier Termination Date.
(E) "Termination Date" means the last day of Executive's employment with the Company.

(F) "Termination of Employment" means the termination of Executive's active employment relationship with the Company.

4.13 No Mitigation Obligation. Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by other employment or otherwise.

4.14 Board Membership. At each annual meeting of the Company's stockholders prior to the Termination Date, the Company will nominate Executive to serve as a member of the Board.   Executive's service as a member of the Board will be subject to any required stockholder approval. Upon the termination of Executive's employment for any reason, unless otherwise requested by the Board, Executive agrees to resign from the Board (and all other positions held at the Company and its affiliates), and Executive, at the Board's request, will execute any documents necessary to reflect his resignation.

4.15 Tax Matters.

(A) Parachute Excise Tax. In the event that any amounts payable under this Agreement or otherwise to Executive would (i) constitute "parachute payments" within the meaning of Section 280G of the Code, or any comparable successor provisions and (ii) but for this Subsection (b) would be subject to the excise tax imposed by Section 4999 of the Code or any comparable successor provisions (the "Excise Tax"), then such amounts payable to Executive hereunder shall be either:

(i) Provided to Executive in full; or

(ii) Provided to Executive to the maximum extent that would result in no portion of such benefits being subject to the Excise Tax;

 whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax and any other applicable taxes, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. The Company shall bear all costs that the Company's accountants may reasonably incur in connection with any calculations contemplated by this 4.15 (B)(ii).  If, notwithstanding any reduction described in this 4.15 (B)(ii), the Internal Revenue Service ("IRS") determines that Executive is liable for the Excise Tax as a result of the receipt of amounts payable under this Agreement or otherwise as described above, then Executive shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or, in the event that Executive challenges the final IRS determination, a final judicial determination, a portion of such amounts equal to the Repayment Amount. The "Repayment Amount" with respect to the payment of benefits shall be the smallest such amount, if any, that is required to be paid to the Company so that Executive's net after-tax proceeds with respect to any payment of benefits (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such payment) are maximized. The Repayment Amount with respect to the payment of benefits shall be zero if a Repayment Amount of more than zero would not result in Executive's net after-tax proceeds with respect to the payment of such benefits being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, Executive shall pay the Excise Tax.

Notwithstanding any other provision of this 4.14 (B)(ii), if (i) there is a reduction in the payment of benefits as described in this paragraph, (ii) the IRS later determines that Executive is liable for the Excise Tax, the payment of which would result in the maximization of Executive's net after-tax proceeds (calculated as if Executive's benefits had not previously been reduced), and (iii) Executive pays the Excise Tax, then the Company shall pay to Executive those benefits which were reduced pursuant to this paragraph as soon as administratively possible after Executive pays the Excise Tax, so that Executive's net after-tax proceeds with respect to the payment of benefits are maximized.

(B)  Section 409A of the Code.

(i) Interpretation. Notwithstanding the other provisions hereof, this Agreement is intended to comply with the requirements of Section 409A of the Code, to the extent applicable, and this Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Code. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Section 409A of the Code and, if necessary, any such provision shall be deemed amended to comply with Section 409A of the Code and regulations thereunder. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. Any amount payable under this Agreement that constitutes deferred compensation subject to Section 409A of the Code shall be paid at the time provided under this Agreement or such other time as permitted under Section 409A of the Code. No interest will be payable with respect to any amount paid within a time period permitted by, or delayed because of, Section 409A of the Code. All payments to be made upon a termination of employment under this Agreement that are deferred compensation may only be made upon a "separation from service" under Section 409A of the Code. For purposes of Section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment. In no event may Executive, directly or indirectly, designate the calendar year of payment.

(ii) Payment Delay. To the maximum extent permitted under Section 409A of the Code, the severance benefits payable under this Agreement are intended to comply with the "short-term deferral exception" under Treas. Reg. §1.409A-1(b)(4), and any remaining amount is intended to comply with the "separation pay exception" under Treas. Reg. §1.409A-1(b)(9)(iii); provided, however, any amount payable to Executive during the six (6) month period following Executive's Termination Date that does not qualify within either of the foregoing exceptions and constitutes deferred compensation subject to the requirements of Section 409A of the Code, then such amount shall hereinafter be referred to as the "Excess Amount." If at the time of Executive's separation from service, the Company's (or any entity required to be aggregated with the Company under Section 409A of the Code) stock is publicly-traded on an established securities market or otherwise and Executive is a "specified employee" (as defined in Section 409A of the Code and determined in the sole discretion of the Company (or any successor thereto) in accordance with the Company's (or any successor thereto) "specified employee" determination policy), then the Company shall postpone the commencement of the payment of the portion of the Excess Amount that is payable within the six (6) month period following Executive's Termination Date with the Company (or any successor thereto) for six (6) months following Executive's Termination Date with the Company (or any successor thereto). The delayed Excess Amount shall be paid in a lump sum to Executive within ten (10) days following the date that is six (6) months following Executive's Termination Date with the Company (or any successor thereto). If Executive dies during such six (6) month period and prior to the payment of the portion of the Excess Amount that is required to be delayed on account of Section 409A of the Code, such Excess Amount shall be paid to the personal representative of Executive's estate within sixty (60) days after Executive's death.

(iii)  Compliance with 409A.  The parties intend that this Agreement will be administered in accordance with Section 409A of the Code.  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  Each payment pursuant to this agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409a2(b)(2).  The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
(iv)  No Representations by Company.  The Company makes no representation or warranty and shall have no liability to Executive or any other person if any provisions of this agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such section.

4.16 Indemnification and D&O Insurance. Executive will be provided indemnification to the maximum extent permitted by the Company's and its subsidiaries' and affiliates' Articles of Incorporation or Bylaws, including, if applicable, any directors and officers insurance policies which the Company may, in its sole discretion, elect to purchase, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement.

(Balance of page left intentionally blank)

IN WITNESS WHEREOF, the Company and Executive have duly executed this Employment Agreement as of the date first written above.

UNITED CASUALTY & SURETY INSURANCE COMPANY

By: /s/ Timothy M. Carrigan
      Name: Timothy M. Carrigan
       Title: Treasurer / Secretary

/s/ Todd S. Carrign
Todd S. Carrigan

Exhibit A

UNITED CASUALTY & SURETY INSURANCE COMPANY

AGREEMENT REGARDING ASSIGNMENT OF INVENTIONS,
CONFIDENTIALITY, NON-COMPETITION AND NON-SOLICITATION

Name:  Todd S. Carrigan
Date: May 20, 2016
In consideration of my current and continued employment with United Casualty & Surety Insurance Company (the "Company"), I hereby agree with the Company as follows:
SECTION 1. CONFIDENTIALITY.

I understand and agree that my performance of services for the Company (the "Services") creates a relationship of confidence and trust between me and the Company with respect to (i) all Proprietary Information (as defined in Section 7 herein) and (ii) Third Party Information (as defined in Section 7 herein).  The information referred to in clauses (i) and (ii) of the preceding sentence is referred to in this Agreement, collectively, as "Confidential Information."  At all times, both during my relationship with the Company and after its termination, I will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Company, except as may be necessary in the ordinary course of performing my duties to the Company.  The restrictions set forth in this Section 1 will not apply to information that is generally known now or in the future to the public or in the trade, unless such knowledge results from an unauthorized disclosure by me, but this exception will not affect the application of any other provision of this Agreement to such information in accordance with the terms of such provision.
SECTION 2. MATERIALS.

All documents, records, apparatus, equipment, software, hardware, manuals, guides, lists, customer information, correspondence, data, reports and all other property, whether or not pertaining to Proprietary Information, which are furnished to me by the Company or are produced by me in connection with my relationship with the Company will be and remain the sole property of the Company.  I will return to the Company all such materials and property as and when requested by the Company.  In any event, I will return all such materials and property immediately upon termination of my relationship with the Company for any reason.  I will not take with me any such material or property or any copies thereof upon such termination.

SECTION 3. OWNERSHIP OF INVENTIONS.

I agree that all Inventions (as defined in Section 7 herein) that I conceive or develop, in whole or in part, either alone or jointly with others, during the term of my relationship with the Company that (a) relate to the business of the Company or any of the products or services being developed, manufactured or sold by the Company, (b) result from tasks assigned to me by the Company, or (c) result from the use of the Company's Proprietary Information, premises or property (the foregoing being hereinafter collectively referred to as "Company Inventions") will be the sole property of the Company.  The Company will be the sole owner of all patents, copyrights, trademarks, service marks, domain names, social media accounts and user names, and other proprietary rights in and with respect to such Company Inventions.  To the fullest extent permitted by law, such Company Inventions will be deemed works made for hire.  I hereby transfer and assign to the Company or its designee any proprietary rights that I may have or acquire in any such Company Inventions, and I waive any moral rights or other special rights that I may have or accrue therein.  I agree to promptly disclose to the Company, or any persons designated by it, all Company Inventions that are or may be subject to the provisions of this Section 3.  I agree to execute any documents and take any actions that may be required to effect and confirm such transfer and assignment and waiver.  The provisions of this Section 3 will apply to all Company Inventions that are conceived or developed during the term of my relationship with the Company, whether before or after the date of this Agreement, and whether or not further development or reduction to practice may take place after termination of my relationship with the Company, for which purpose it will be presumed that any Company Inventions conceived by me that are reduced to practice within one (1) year after termination of my relationship with the Company were conceived during the term of such service unless I am able to establish a later conception date by clear and convincing evidence.  The provisions of this Section 3 will not apply, however, to any Inventions that may be disclosed in a separate Schedule attached to this Agreement prior to its acceptance by the Company, representing Inventions made by me prior to my relationship with the Company.
SECTION 4. OBTAINING AND ENFORCING PROPRIETARY RIGHTS.

I agree to assist the Company, at the Company's request from time to time and at the Company's expense, to obtain and enforce patents, copyrights, trademarks, service marks, or other proprietary rights with respect to Company Inventions in any and all countries.  I will execute all documents reasonably necessary or appropriate for this purpose.  This obligation will survive the termination of my relationship with the Company, provided that the Company will compensate me at a reasonable rate after such termination for time actually spent by me at the Company's request on such assistance.  In the event that the Company is unable for any reason whatsoever to secure my signature to any document reasonably necessary or appropriate for any of the foregoing purposes (including renewals, extensions, continuations, divisions or continuations in part), I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agents and attorneys-in-fact to act for me and on my behalf, but only for the purpose of executing and filing any such document and doing all other lawfully permitted acts to accomplish the foregoing purposes with the same legal force and effect as if executed by me.
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SECTION 5. THIRD-PARTY AGREEMENTS AND RIGHTS.

I hereby confirm that I am not bound by the terms of any agreement with any previous employer or other party that restricts in any way my use or disclosure of information or my engagement in any business or conflict with the ownership rights in the Company Inventions conferred to the Company hereunder, except as may be disclosed in a separate Schedule attached to this Agreement prior to its acceptance by the Company.  I have delivered to the Company true and complete copies of any agreements listed on said Schedule.  I represent to the Company that my execution of this Agreement, my relationship with the Company and the performance of my proposed duties for the Company will not violate any obligations I may have to any such previous employer or other party.  In my work for the Company, I will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and I will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

SECTION 6. NON-COMPETITION, NON-SOLICITATION AND NON-DISPARAGEMENT.

6.1 Non-Competition.  During the term of my relationship with the Company and for a period of one (1) year thereafter (the "Restricted Period"), I will not, without the prior consent of the Company, directly or indirectly, whether as owner, partner, stockholder, consultant, manager, agent, employee, co-venturer or otherwise, engage, participate or invest in any business activity anywhere in any state where the Company conducts business (a "Competitor") that markets or installs products or performs services that are competitive with or similar to the products or services of the Company, or products or services that the Company has under development or that are the subject of active planning at any time during the term of my relationship with the Company.  Notwithstanding the foregoing, I understand that I may hold stock in a Competitor if the stock is publicly traded and the amount of stock I hold is less than one percent (1%) of the outstanding capital stock of the Competitor.

6.2 Non-Solicitation.  During the term of my relationship with Company and during the Restricted Period, I will refrain from directly or indirectly, whether as owner, partner, stockholder, consultant, manager, agent, employee, co-venturer or otherwise, (i) employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person who is or was at any time during the Restricted Period employed by, associated with or a consultant to the Company, to leave the employment or service of the Company and (ii) soliciting or encouraging, or attempting to solicit or encourage, any client, customer or supplier to terminate or otherwise modify adversely its business relationship with the Company or otherwise diverting or taking away from the Company any other party having material business relations with the Company.  I understand that the restrictions set forth in this Section 6 are intended to protect the Company's interest in its Proprietary Information and established customer relationships and goodwill, and agree that such restrictions are reasonable and appropriate for this purpose.

6.3 Non-Disparagement. I hereby agree that I shall not, during my employment with the Company and thereafter, make any false, disparaging or derogatory statements to any third party, including any media outlet, industry group, financial institution or current or former employee, consultant, client, supplier or customer of the Company, regarding the Company or any of its officers, directors or employees, or about the Company's business affairs and financial condition.
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SECTION 7. DEFINITIONS.

7.1 Proprietary Information.  As used in this Agreement, "Proprietary Information" means information that the Company possesses or to which the Company has rights that has commercial value.  Proprietary Information includes, by way of example and without limitation, trade secrets, product ideas, designs, configurations, processes, techniques, formulas, software, source and object code, domain names, improvements, inventions, data, know-how, copyrightable materials, trademarks, service marks, domain names, web sites, social media accounts and user names, marketing plans and strategies, sales and financial reports and forecasts, price lists, pricing methodologies, cost data, contract information and customer lists.  Proprietary Information includes information developed by me to be used in the business of the Company during the course of my relationship with the Company or otherwise relating to Inventions that belong to the Company under Section 3 above, as well as other information to which I may have access in connection with my relationship with the Company.

7.2 Third Party Information.  As used in this Agreement, "Third Party Information" means confidential or proprietary information of third parties (i) that was received or may in the future be received either (x) by me in the course of my relationship with the Company or (y) by the Company and (ii) as to which, at the time of such receipt or at any time thereafter, either the Company is or I am subject to a duty to maintain the confidentiality of such information or to use it only for certain limited purposes.

7.3 Inventions.  As used in this Agreement, "Inventions" means any and all inventions, developments, creative works and useful ideas of any kind or description whatsoever, whether or not patentable or copyrightable.  Inventions include, by way of example and without limitation, discoveries and improvements that consist of or relate to any form of Proprietary Information.

7.4 Company.  For purposes of this Agreement, all references to the "Company" will be deemed to include the Company, its predecessors, successors, assigns and its direct or indirect subsidiaries and affiliates.

SECTION 8. GENERAL.

8.1 Injunction.  I agree that it would be difficult to measure any damages caused to the Company that might result from any breach by me of the promises set forth in this Agreement, and that in any event money damages would be an inadequate remedy for any such breach.  Accordingly, I agree that if I breach, or propose to breach, any portion of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.
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8.2 Successors and Assigns.  This Agreement will be binding upon me and my heirs, executors, administrators and legal representatives and will inure to the benefit of the Company, any subsidiary of the Company, and its and their respective successors and assigns.  I may not assign any of my rights, or delegate any of my obligations under this Agreement.

8.3 Enforceability.  If any portion or provision of this Agreement is to any extent declared illegal or unenforceable by a court of competent jurisdiction, then the illegal or unenforceable provision shall be deemed reformed to the extent necessary to be legally enforceable and the remainder of this Agreement, will not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.  In the event that any provision of this Agreement is determined by any court of competent jurisdiction to be unenforceable by reason of excessive scope as to geographic, temporal or functional coverage, such provision will be deemed to extend only over the maximum geographic, temporal and functional scope as to which it may be enforceable.

8.4 Entire Agreement.  This Agreement constitutes the entire agreement between the Company and myself with respect to the subject matter hereof, and supersedes all prior representations and agreements with respect to such subject matter.  This Agreement may not be amended, modified or waived except by a written instrument duly executed by the person against whom enforcement of such amendment, modification or waiver is sought.  The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, in any particular case will not prevent any subsequent enforcement of such term or obligation or to be deemed a waiver of any separate or subsequent breach.

8.5 No Contract of Employment.  Nothing in this Agreement shall be construed as a contract of employment between myself and the Company or as a commitment on the part of the Company to retain me in any capacity for any period of time.

8.6 Notices.  Any notice or demand that, by any provision of this Agreement or any agreement, document or instrument executed pursuant hereto, except as otherwise provided therein, is required or provided to be given shall be deemed to have been sufficiently given or served and received for all purposes when delivered by hand, telecopy, or other method of facsimile or five (5) days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, or two (2) days after being sent by overnight delivery providing receipt of delivery, to the following addresses: if to the Company, at its main offices, or at any other address designated by the Company to me in writing; and if to me, at my mailing address as shown on the signature page hereof, or at any other address designated by me to the Company in writing.
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8.7 Governing Law.  This Agreement shall be construed under and be governed in all respects by the laws of The Commonwealth of Massachusetts, without regard to its principles of conflict of laws.  The parties hereto agree that the state or federal courts located within The Commonwealth of Massachusetts shall have exclusive jurisdiction over any dispute arising out of this Agreement and hereby agree to submit to personal jurisdiction of such courts.

I UNDERSTAND THAT THIS AGREEMENT AFFECTS IMPORTANT RIGHTS.  I HAVE READ IT CAREFULLY AND AM SATISFIED THAT I UNDERSTAND IT COMPLETELY.  I HAVE HAD THE OPPORTUNITY TO CONSULT INDEPENDENT COUNSEL OF MY OWN CHOOSING PRIOR TO EXECUTING THIS AGREEMENT.

/s/ Todd S. Carrigan
(Signed)

Print Name: Todd S. Carrigan

Address:	96 Sims Road
Wollaston, MA 02171

Accepted and Agreed to by:

UNITED CASUALTY & SURETY INSURANCE COMPANY

By:  /s/ Timothy M. Carrigan
Name:  Timothy M. Carrigan
Title:   Treasurer / Secretary

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Exhibit B

UNITED CASUALTY & SURETY INSURANCE COMPANY

Annual Bonus Plan

(See Attached Plan)
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SCHEDULE OF PRIOR INVENTIONS

Name: Todd S. Carrigan
Date: May 20, 2016

/s/ Todd S. Carrigan
(signed)

Print Name: Todd S. Carrigan

Accepted and Agreed to by

UNITED CASUALTY & SURETY INSURANCE COMPANY

By:  /s/ Timothy M. Carrigan
Name:  Timothy M. Carrigan
Title:   Treasurer / Secretary

8

SCHEDULE OF THIRD‑PARTY AGREEMENTS

Name: Todd S. Carrigan
Date: May 20, 2016

/s/ Todd S. Carrigan
(signed)

Print Name: Todd S. Carrigan

Accepted and Agreed to by

UNITED CASUALTY & SURETY INSURANCE COMPANY

By:  /s/ Timothy M. Carrigan
Name:  Timothy M. Carrigan
Title:   Treasurer / Secretary

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Exhibit C

UNITED CASUALTY & SURETY INSURANCE COMPANY

RELEASE OF CLAIMS

This Release of Claims ("Agreement") is made by and between UNITED CASUALTY & SURETY INSURANCE COMPANY ("UC&S") and Todd S. Carrigan.

WHEREAS, you have agreed to enter into a release of claims in favor of UC&S upon certain events specified in the Executive Employment Agreement by and between UC&S and you;

NOW, THEREFORE, in consideration of the mutual promises made herein, UC&S and you agree as follows:

1. Termination Date. This means the last day of your employment with UC&S.

2. Acknowledgement of Payment of Wages. You acknowledge that UC&S has paid you all accrued wages, salary, bonuses, accrued but unused vacation pay and any similar payment due and owing, with the exception of the payments and benefits owed to you under the Executive Employment Agreement and/or under any equity-based compensation awards.

3. Confidential Information and Non-Competition. You hereby acknowledge that you are bound by (i) the Agreement Regarding Assignment of Inventions, Confidentiality, Non-Competition and Non-Solicitation Agreement dated May  __, 2016 [and (ii) if this release is executed on or before the fifth anniversary of the Closing Date as defined in Section 2.01 of that certain Stock Purchase Agreement dated May __, 2016 by and among General Indemnity Group, LLC and the Stockholders of the Company as of such date (the "SPA"), the provisions of Section 11.1 of the SPA].  You further confirm that within five business days following the Termination Date you will deliver to UC&S all documents and data of any nature containing or pertaining to such Confidential Information and that you will not take with you any such documents or data or any reproduction thereof.

4. Release and Waiver of All Claims. In consideration of the benefits provided in this Agreement, you release UC&S, and any and all past, current and future parent, subsidiary, related and affiliated companies, predecessors and successors thereto, as well as their officers, directors, shareholders, agents, employees, affiliates, representatives, attorneys, insurers, successors and assigns, from any and all claims, liability, damages or causes of action whatsoever, whether known or unknown, which exist or may in the future exist arising from or relating to events, acts or omissions on or before the Effective Date of this Agreement, other than those rights which as a matter of law cannot be waived.
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You understand and acknowledge that this release includes, but is not limited to any claim for reinstatement, re-employment, damages, attorney fees, stock options, bonuses or additional compensation in any form, and any claim, including but not limited to those arising under tort, contract and local, state or federal statute, including but not limited to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Post Civil War Civil Rights Act (42 U.S.C. 1981-88), the Equal Pay Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Vietnam Era Veterans Readjustment Assistance Act, the Fair Labor Standards Act, the Family Medical Leave Act of 1993, the Uniformed Services Employment and Re-employment Rights Act, the Employee Retirement Income Security Act of 1974, and the civil rights, employment, and labor laws of any state and any regulation under such authorities relating to your employment or association with UC&S or the termination of that relationship.

You also acknowledge that you are waiving and releasing any rights you may have under the Age Discrimination in Employment Act (ADEA) and that this waiver and release is knowing and voluntary. You acknowledge that (1) you have been, and hereby are, advised in writing to consult with an attorney prior to executing this Agreement; (2) as consideration for executing this Agreement, you have received additional benefits and compensation of value to which you would otherwise not be entitled, and (3) by signing this Agreement, you will not waive rights or claims under the Act which may arise after the execution of this Agreement; and (4) you have twenty-one (21) calendar days within which to consider this Agreement and in the event you sign the Agreement prior to 21days, you do so voluntarily. Once you have accepted the terms of this Agreement, you will have an additional seven (7) calendar days in which to revoke such acceptance. To revoke, you must send a written statement of revocation to the Vice President of Human Resources. If you revoke within seven (7) days, you will receive no benefits under this Agreement. In the event you do not exercise your right to revoke this Agreement, the Agreement shall become effective on the date immediately following the seven-day (7) waiting period described above.

This release does not waive any rights you may have under any directors and officers insurance or indemnity provision, agreement or policy in effect as of the Termination Date, nor does it affect vested rights you may have under any equity-based compensation plan, retirement plan, 401(k) plan or other benefits plan.

Witness my hand and seal on the date set forth below.

DATE: _________________ ____________________________________
Todd S. Carrigan

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